Exhibit 99.1
For Immediate Release
Southwest Bancorp, Inc. Announces Pricing of $30 Million
Trust Preferred Securities Offering
June 27, 2008, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (NASDAQ Global Select Market — OKSB), (“Southwest”), today announced that on June 26, 2008, the Company priced $30.0 million aggregate liquidation amount of 10.50% Trust Preferred Securities to be issued by Southwest Capital Trust II, a statutory trust formed under the laws of the State of Delaware (the “Trust”), representing preferred beneficial interests in the Trust (the “Trust Preferred Securities”) in a firm commitment underwritten public offering at $25.00 per Trust Preferred Security. The Trust has also granted the underwriters a 30-day option to purchase up to an additional $4.5 million, aggregate liquidation amount of the Trust Preferred Securities to cover over-allotments, if any. The offering is scheduled to close on July 2, 2008.
     Each Trust Preferred Security will pay cash distributions at the annual rate of 10.50% of the stated liquidation amount of $25.00 per security, payable quarterly in arrears beginning September 15, 2008. The stated liquidation amount will be distributed to the holders on September 15, 2038.
     The managing underwriters (the “Underwriters”) of the offering are Stifel, Nicolaus & Company, Incorporated, Howe Barnes Hoefer & Arnett, Inc., Sterne, Agee & Leach, Inc., and Morgan Keegan and Company, Inc.
     The Trust Preferred Securities have been registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement on Form S-3 (File Nos. 333-151384 and 333-151384-03). The Trust Preferred Securities have been approved for listing on the Nasdaq Global Select Market under the symbol “OKSBP”.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Trust Preferred Securities are offered only by the prospectus and related prospectus supplements. Copies of the prospectus supplement and the prospectus relating to the offering of the Trust Preferred Securities may be obtained from Stifel, Nicolaus & Company, Incorporated, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, 63102 or toll-free at 1-800-729-6888.
Southwest Bancorp, Inc. and Subsidiaries
     Southwest Bancorp is the financial holding company for Stillwater National Bank and Trust Company, Bank of Kansas, SNB Bank of Wichita, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas, Houston, San Antonio, and Tilden, Texas; and Hutchinson, South Hutchinson, Kansas City, and Wichita, Kansas, and on the Internet, through SNB DirectBanker®.